Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-274541

Prospectus Supplement No. 4

(To Prospectus dated September 19, 2023)

TKO GROUP HOLDINGS, INC.

This prospectus supplement updates, amends and supplements the prospectus dated September 19, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-274541). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in Item 8.01 of our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on January 23, 2024, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

TKO Group Holdings, Inc.’s Class A common stock is quoted on the New York Stock Exchange under the symbol “TKO.” On January 22, 2024, the closing price of our Class A common stock was $77.41.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 23, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 23, 2024

TKO Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41797	92-3569035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Fifth Avenue, 7th Floor New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(646) 558-8333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	TKO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On January 23, 2024, TKO Group Holdings, Inc. (the “Company”) issued a press release announcing the partnership between World Wrestling Entertainment, LLC (“WWE”), a wholly owned subsidiary of the Company, and Netflix, Inc. (“Netflix”). A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

The information included under this Item 7.01 (including Exhibit 99.1 hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Ariel Emanuel, the Company’s Chief Executive Officer, will be participating in an interview on CNBC today at 6:40 a.m., PT / 9:40 a.m., ET, and may provide additional information regarding this partnership. A replay of the interview will be available on cnbc.com.

Item 8.01	Other Events.

On January 23, 2024, the Company announced a partnership between WWE and Netflix. Beginning in January 2025, Netflix will be the exclusive new home of Raw in the U.S., Canada, U.K. and Latin America, among other territories, with additional countries and regions to be added over time. Likewise, as part of the agreement, Netflix will also become the home for all WWE shows and specials outside the U.S., as available, inclusive of Raw and WWE’s other weekly shows – SmackDown and NXT – as well as the company’s Premium Live Events, including WrestleMania, SummerSlam and Royal Rumble. WWE’s documentaries, original series and forthcoming projects will also be available on Netflix internationally beginning in 2025. The agreement has an initial 10-year term for an aggregate rights fee in excess of $5 billion with an option for Netflix (x) to extend for an additional 10 years and (y) to opt out after the initial five years.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the expected value creation from WWE’s partnership with Netflix and the additional countries and regions and WWE programming to be available on Netflix. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to, those important factors discussed in Part II, Item 1A “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, as any such factors may be updated from time to time in the Company’s other filings with the SEC, each accessible on the SEC’s website at www.sec.gov and the Company’s investor relations site at investor.tkogrp.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 23, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TKO GROUP HOLDINGS, INC.

By:	/s/ Andrew Schleimer
Name:	Andrew Schleimer
Title:	Chief Financial Officer

Date: January 23, 2024

Exhibit 99.1

NETFLIX TO BECOME NEW HOME OF WWE RAW BEGINNING 2025

Long-Term Deal Brings Weekly Live Sports Entertainment to Netflix

STAMFORD, Conn., January 23, 2024 – WWE, part of TKO Group Holdings, Inc. (NYSE: TKO), and Netflix (NASDAQ: NFLX) today announced a long-term partnership that will bring WWE’s flagship weekly program – Raw – to the world’s leading entertainment service. This marks a major programming shift as Raw leaves linear television for the first time since its inception 31 years ago.

Beginning in January 2025, Netflix will be the exclusive new home of Raw in the U.S., Canada, U.K. and Latin America, among other territories, with additional countries and regions to be added over time. Likewise, as part of the agreement, Netflix will also become the home for all WWE shows and specials outside the U.S., as available, inclusive of Raw and WWE’s other weekly shows –SmackDown and NXT – as well as the company’s Premium Live Events, including WrestleMania, SummerSlam and Royal Rumble. WWE’s award-winning documentaries, original series and forthcoming projects will also be available on Netflix internationally beginning in 2025.

“This deal is transformative,” said Mark Shapiro, TKO President and COO. “It marries the can’t-miss WWE product with Netflix’s extraordinary global reach and locks in significant and predictable economics for many years. Our partnership fundamentally alters and strengthens the media landscape, dramatically expands the reach of WWE, and brings weekly live appointment viewing to Netflix.”

“We are excited to have WWE Raw, with its huge and passionate multigenerational fan base, on Netflix,” said Netflix Chief Content Officer, Bela Bajaria. “By combining our reach, recommendations, and fandom with WWE, we’ll be able to deliver more joy and value for their audiences and our members. Raw is the best of sports entertainment, blending great characters and storytelling with live action 52 weeks a year and we’re thrilled to be in this long-term partnership with WWE.”

“In its relatively short history, Netflix has engineered a phenomenal track record for storytelling,” said Nick Khan, WWE President. “We believe Netflix, as one of the world’s leading entertainment brands, is the ideal long-term home for Raw’s live, loyal, and ever-growing fan base.”

With 1,600 episodes to date, Raw is the most iconic show in sports entertainment. Since its debut in 1993, Raw has delivered action, compelling drama and unmatched athleticism – 52 weeks a year. Blending the best of scripted content with unpredictable live entertainment, the three-hour show has helped launch the careers of Dwayne “The Rock” Johnson, “Stone Cold” Steve Austin, Triple H, John Cena, Roman Reigns, Bianca Belair and Charlotte Flair.

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The show is currently the No. 1 show on USA Network, where it brings in 17.5 million unique viewers over the course of the year. One of television’s best performing shows in the 18-49 advertising demographic, Raw trends on X 52 weeks a year while each new episode is airing. On social media, WWE has more than one billion followers across its platforms.

# # #

About WWE

WWE, part of TKO Group Holdings (NYSE: TKO), is an integrated media organization and the recognized global leader in sports entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, premium live events, digital media, and publishing platforms. WWE’s TV-PG programming can be seen in more than 1 billion homes worldwide in 25 languages through world-class distribution partners including NBCUniversal, FOX Sports, TNT Sport, Sony India and Rogers. The award-winning WWE Network includes all premium live events, scheduled programming and a massive video-on-demand library and is currently available in approximately 165 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network. Additional information on WWE can be found at wwe.com and corporate.wwe.com.

About Netflix

Netflix is one of the world’s leading entertainment services with over 247 million paid memberships in over 190 countries enjoying TV series, films and games across a wide variety of genres and languages. Members can play, pause and resume watching as much as they want, anytime, anywhere, and can change their plans at any time.

About TKO

TKO Group Holdings, Inc. (NYSE: TKO) is a premium sports and entertainment company that comprises UFC, the world’s premier mixed martial arts organization, and WWE, an integrated media organization and the recognized global leader in sports entertainment. Together, our organizations reach more than 1 billion TV households in approximately 170 countries, and we organize more than 350 live events year-round, attracting over one million fans. TKO is majority owned by Endeavor Group Holdings, Inc. (NYSE: EDR), a global sports and entertainment company.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 intended to be covered by the safe harbor provisions contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, expected programming and viewer benefits under the multi-

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year domestic media rights partnership with and NBCUniversal. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to the factors discussed in the section entitled “Risk Factors” in TKO’s final prospectus on Form 424(b)(3) filed with the SEC on September 19, 2023, as any such factors may be updated from time to time. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, neither TKO nor WWE undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investors and others should note that TKO announces material financial and operational information to its investors using press releases, SEC filings and public conference calls and webcasts, as well as its Investor Relations site at investor.tkogrp.com. TKO may also use its website as a distribution channel of material information about the Company. In addition, you may automatically receive email alerts and other information about TKO, UFC and WWE when you enroll your email address by visiting the “Investor Email Alerts” option under the Resources tab on investor.tkogrp.com.

Media Contacts:

For WWE

Chris Legentil

Chris.Legentil@wwecorp.com

For Netflix

Emily Feingold                 Jake Urbanski

efeingold@netflix.com     jurbanski@netflix.com

Investor Contact:

For TKO

Seth Zaslow

investor@tkogrp.com

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